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                                  EXHIBIT 99.1

News Release

V.F. CORPORATION


FOR IMMEDIATE RELEASE

VF Announces Actions to Improve Future Profitability & Achieve Long-term
         Growth Targets

NOVEMBER 17, 2000 - GREENSBORO, NORTH CAROLINA -- VF CORPORATION (NYSE: VFC), the world's largest apparel company, announced today a series of actions to position the Company to achieve its long-term earnings growth target of 8%-10%. In conjunction with these actions, the Company will take a charge to fourth quarter earnings of approximately $120 to $140 million, or $.68 to $.79 per share. The cash requirement related to these actions is approximately $40 million. "Now is the time to take a hard look at our portfolio of businesses and our operations and determine the optimal mix for the future," said Mackey McDonald, President and Chief Executive Officer. "At the same time, we are continuing to identify additional ways to improve our overall cost structure. This has always been an active and continual process within VF, which has kept us financially and operationally strong for over 100 years." He indicated that the charge should benefit earnings by an annualized amount of approximately $45 million, allowing the Company to hit its growth target in 2001 despite a flat pricing environment and inflationary cost increases.

The Company's businesses continue to perform on plan for the fourth quarter, with the exception of workwear which continues to be challenged by integration issues. As a result of these issues, excluding charges, VF expects to report full year earnings per share between $2.95 and $3.00. Following are some of the specific actions the Company is taking to improve profitability in underperforming units and further reduce costs across our businesses:

o EXIT OF NONSTRATEGIC WORKWEAR BUSINESSES. Following an analysis of its workwear operations, the Company has decided to discontinue several of the more complex pieces of businesses acquired in 1998 and 1999 that have impacted profitability. Accounting for approximately $40 million in sales, the discontinued businesses include napery and certain customized and


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     catalog programs serving primarily small businesses. "These actions will greatly reduce the complexity of our workwear business, allowing us to focus on more profitable, higher volume opportunities," Mr. McDonald said. Expenses associated with this initiative include severance, capacity reductions and disposal of inventories related to these businesses.

o NEW JEANS STRATEGY IN JAPAN. To combat changing market conditions in Japan and unite the management of its Wrangler and Lee brands under a single entity, VF has agreed to transfer the license for the Wrangler brand to Lee Japan Co. Ltd., a subsidiary of Tokyo-based Edwin Co. Ltd. A leader in the Japanese jeans market, Edwin has successfully marketed the Lee brand in Japan under a licensing agreement since 1987. "The exceptional local market knowledge, retail relationships and brand management expertise within Lee Japan provide a strong platform that will now be leveraged across both our Lee and Wrangler brands," said Mr. McDonald. "This `total portfolio' approach to brand management is consistent with our strategy in both the U.S. and Europe." The transfer of the Wrangler license will result in a charge reflecting a loss of the Company's investment in VF Japan, which is primarily the write-off of goodwill. VF's sales of Wrangler in Japan are approximately $60 million.

                                     -MORE-

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                                                         VF Announces Actions...

o ADDITIONAL COST SAVING ACTIONS. Other actions the Company is taking to reduce costs include the consolidation of several distribution centers in both the U.S. and Europe; a general reorganization of its Latin American jeans business; and a restructuring of its international intimates business to improve the profitability of its hypermarket, or discount store, operations.

"We will be finalizing our plans in these and other areas in the coming weeks, but are committed to taking aggressive actions that will get VF on track to achieve earnings growth in 2001 that is more in line with our long-term target. Our performance next year should reflect not only these actions, but improvements in the profitability of the acquisitions made this year, healthy performance in our core businesses and the continuation of our share repurchase program," Mr. McDonald concluded.



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Cautionary Statement on Forward-looking Statements

Certain statements included herein are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; the financial strength of the retail industry; actions of competitors that may impact the Company's business; and the impact of unforeseen economic changes in the markets where the Company competes, such as changes in interest rates, currency exchange rates, inflation rates, recession, and other external economic and political factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

VF Corporation is the world's largest apparel company and a leader in jeanswear, intimate apparel, knitwear, workwear, playwear, daypacks and swimwear. Its principal brands include Lee, Wrangler, Riders, Rustler, CHIC, Gitano, Vanity Fair, Vassarette, Bestform, Lily of France, Lee Sport, Healthtex, Jantzen, JanSport, Eastpak, Red Kap and The North Face.

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page on the World Wide Web, http://www.vfc.com.

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